Exhibit 99.1

Ionis announces changes to Board of Directors

  – Lynne Parshall and Joseph Wender to retire at end of term in June 2026 and Peter Reikes to join Ionis Board –

CARLSBAD, Calif., March 9, 2026 -- Ionis Pharmaceuticals, Inc. (Nasdaq: IONS) today announced upcoming transitions on its Board of Directors. B. Lynne Parshall, Esq., and Joseph Wender will be retiring at the end of their term and Peter N. Reikes will be rejoining as a director. The changes will be effective June 4, 2026.

Ms. Parshall has served as a director since September 2000. Previously, she served as Ionis’ chief operating officer from December 2007 through December 2017 and as chief financial officer from June 1994 through December 2012. Ms. Parshall joined Ionis in 1991 and served in various executive roles during her tenure.  Mr. Wender has served as a director since January 1994. Mr. Wender joined Goldman, Sachs & Co. in 1971 and became a general partner of that firm in 1982, where he headed the Financial Institutions Group for over a decade. Since January 2008, he has been a senior consultant to Goldman Sachs & Co. Mr. Wender has served as Ionis’ lead independent director since 2020.  Both Ms. Parshall and Mr. Wender are recipients of the Ionis Career Achievement Award, which recognizes individuals who have made the most significant contributions to the company.

“We thank Lynne and Joe for their distinguished contributions throughout their long tenures – they have both provided valued, expert counsel throughout every significant moment in Ionis’ journey over the last three decades,” said Joseph Loscalzo, M.D., Ph.D., chairman, Ionis Board of Directors. “I also want to welcome Peter back to the Board. His unique combination of financial and industry experience will be critical as the company continues through a period of rapid growth and pipeline progress.”

Most recently, Peter Reikes was senior strategy advisor with the Advanced Research Projects Agency for Health (ARPA-H) from December 2024 to February 2026, which he joined after serving for over three years as senior advisor to the U.S. Food and Drug Administration (FDA).  Prior to that, he served as a vice chairman in the Investment Banking Division at Stifel, Nicolaus & Company, Incorporated. Prior to joining Stifel in 2010, Mr. Reikes spent eleven years at Cowen and Company, LLC, where he was vice chairman and head of Healthcare Investment Banking, and over fourteen years at PaineWebber Incorporated, where he was a managing director and head of Healthcare Investment Banking. Over the course of his career, Mr. Reikes has been a director of numerous biotechnology companies and other healthcare-related organizations.  Mr. Reikes received his B.A. in Economics from the University of California at Los Angeles and his M.B.A. in Finance from The Wharton School at the University of Pennsylvania. He previously served as an Ionis director from 2018-2021 and stepped down when he joined the FDA as senior advisor.

“I am grateful to Lynne and Joe for their wisdom, insight and friendship throughout the years – they have played a critical role in helping to shape the innovative, fully integrated and highly successful biotech company that Ionis is today,” said Brett P. Monia, Ph.D., chief executive officer, Ionis. “I am thrilled to have Peter rejoin the board as he has worked with so many innovative companies in various stages of development and we welcome his broad financial, industry and regulatory expertise.”

About Ionis Pharmaceuticals, Inc.
For three decades, Ionis has invented medicines that bring better futures to people with serious diseases. Ionis currently has marketed medicines and a leading pipeline in neurology, cardiometabolic disease and select areas of high patient need. As the pioneer in RNA-targeted medicines, Ionis continues to drive innovation in RNA therapies in addition to advancing new approaches in gene editing. A deep understanding of disease biology and industry-leading technology propels our work, coupled with a passion and urgency to deliver life-changing advances for patients. To learn more about Ionis, visit Ionis.com and follow us on X (Twitter), LinkedIn and Instagram.

Ionis Forward-looking Statements
This press release includes forward-looking statements regarding Ionis’ business, the therapeutic and commercial potential of our commercial medicines, additional medicines in development and technologies, and our expectations regarding development and regulatory milestones. Any statement describing Ionis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties including those inherent in the process of discovering, developing and commercializing medicines that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such medicines. Ionis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Ionis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Ionis. Except as required by law, we undertake no obligation to update any forward-looking statements for any reason. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Ionis’ programs are described in additional detail in Ionis’ annual report on Form 10-K for the year ended December 31, 2025, and most recent Form 10-Q, which are on file with the Securities and Exchange Commission. Copies of these and other documents are available from the Company. In this press release, unless the context requires otherwise, “Ionis,” “Company,” “we,” “our” and “us” all refer to Ionis Pharmaceuticals and its subsidiaries.

Ionis Pharmaceuticals® is a trademark of Ionis Pharmaceuticals, Inc.

Ionis Investor Contact:
D. Wade Walke, Ph.D.
IR@ionis.com 760-603-2331

Ionis Media Contact:
Hayley Soffer
media@ionis.com 760-603-4679

###